Exhibit 1.1

$200,000,000

MACQUARIE EQUIPMENT LEASING FUND TWO, LLC

20,000,000 Shares of Limited Liability Company Interest at $10 per Share

DEALER MANAGER AGREEMENT

                    , 2011

Macquarie Capital (USA) Inc.

225 Franklin St., 17th Floor

Boston, MA 02110

Ladies and Gentlemen:

Macquarie Asset Management Inc. (the “Manager”), as Manager and on behalf of Macquarie Equipment Leasing Fund Two, LLC, a Delaware limited liability company (the “Fund”), proposes to issue and offer for sale up to an aggregate of 20,000,000 shares of limited liability company interest in the Fund at a price of $10 per share, subject to certain reductions, and up to an additional 1,555,556 shares of limited liability company interest in the Fund pursuant to the Fund’s distribution reinvestment plan (“DRP”) at a price of $9.00 per share (the “Shares”). The offering of the Shares by the Fund is referred to herein as the “Offering.” The Manager and the Fund confirm their agreement with Macquarie Capital (USA) Inc. (“MCUSA”) that MCUSA will use its best efforts to form and manage a group of securities dealers (the “Selling Dealers”) to solicit purchases of the Shares upon the terms and conditions set forth herein.

SECTION 1. Representations and Warranties of the Fund and the Manager. The Fund and the Manager, jointly and severally, represent and warrant to, and agree with, MCUSA and each of the Selling Dealers that:

(a) The Fund has prepared and filed with the Securities and Exchange Commission (the “SEC”) a registration statement and amendments thereto, on Form S-l (File No. 333-[            ]) relating to the offer of sale of the Shares under the Securities Act of 1933, as amended (the “Securities Act”), including the related preliminary prospectus. Such preliminary prospectus bears, and any amended prospectus will bear, the legend required by the rules and regulations of the SEC under the Securities Act (the “Rules and Regulations”). Such registration statement, as amended, at the time it becomes effective, and the final prospectus included therein, are herein respectively called the “Registration Statement” and the “Prospectus.”

(b) At the time the Registration Statement becomes effective and during the period of the Offering, the Registration Statement and the Prospectus, and all amendments or supplements thereto, (i) will comply in all material respects with the provisions of the Securities Act and the Rules and Regulations, (ii) will contain all statements which are required to be stated therein in accordance with the Securities Act and the Rules and Regulations, and (iii) will not contain any untrue statement of a material fact or omit any material fact required to be stated

therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that neither the Manager nor the Fund makes any representation or warranty as to statements or omissions made in reliance upon and in conformity with written information furnished to the Manager or the Fund, as the case may be, by MCUSA expressly for use therein.

(c) The SEC has not issued any order preventing or suspending the use of any preliminary prospectus or the Prospectus nor are any proceedings for that purpose pending, threatened, or, to the knowledge of the Manager, contemplated by the SEC.

(d) The Shares, when issued, will conform in all material respects to the statements relating thereto contained in the Prospectus.

(e) Neither the issuance nor the sale of the Shares, nor the consummation of any other of the transactions herein contemplated, nor the fulfillment of the terms hereof, will conflict with, result in a breach of or constitute a default under, the organizational documents of the Manager or the Fund or the terms of any contract, indenture, or other material agreement or instrument to which the Manager or the Fund are, or will be, a party or are, or will be, bound, or any order or regulation applicable to the Manager or the Fund of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Manager or the Fund or any of their respective assets or operations.

(f) The Shares, when issued, will be duly authorized and validly issued.

(g) The Fund has been duly formed pursuant to the Delaware Limited Liability Company Act (the “Delaware Act”) and is validly existing as a limited liability company in good standing under the laws of the State of Delaware with full power and authority to own its properties and to conduct its business as described in the Prospectus. The Fund is qualified to do business as a limited liability company in those jurisdictions where such qualification is necessary. The Manager has been duly incorporated, is validly existing and in good standing, under the laws of the State of Delaware with full power and authority to act as manager of the Fund and to conduct its business as described in the Prospectus.

(h) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Fund or the Manager of their obligations hereunder, or in connection with the offering, issuance or sale of the Shares or the consummation of the transactions contemplated hereby except such as have been already obtained or will be obtained prior to the initial closing.

(i) Except as disclosed in the Prospectus, subsequent to the respective dates as of which information is given in the Prospectus, there has been no (i) material adverse change in the condition, financial or otherwise, results of operations or prospects of the Fund taken as a whole, whether or not arising in the ordinary course of business, (ii) transaction which is material to the Fund or (iii) any obligation, direct or contingent (including any off-balance sheet obligations), incurred by the Fund or the Manager, which is material to the Fund.

(j) There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of Fund or the Manager, threatened, against or affecting the Fund, which is required to be disclosed in the Registration Statement, or which might have a material adverse effect on the Fund, or which might materially and adversely affect the properties or assets of the Fund; the aggregate of any and all pending legal or governmental proceedings to which the Fund or the Manager is a party or of which any of the Fund’s property or assets is the subject which are not described in the Prospectus, including ordinary routine litigation incidental to the business, could not result in material adverse effect on the Fund.

(k) This Agreement has been duly authorized, executed and delivered by, and is the valid, legal and binding agreement of, the Fund and the Manager, enforceable against each of them in accordance with its terms.

SECTION 2. Representations and Warranties of MCUSA. MCUSA represents and warrants to and agrees with, and will require each Selling Dealer to represent and warrant to and agree with, the Manager and the Fund as follows:

(a) MCUSA is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and is duly qualified to do business and is in good standing under the laws of any jurisdiction in which its ownership of property or conduct of business requires it be so qualified. MCUSA has all requisite power and authority to enter into this Agreement and to carry out its obligations under this Agreement.

(b) MCUSA will comply with all federal laws pertaining to the sale of securities, the laws of the jurisdictions in which MCUSA sells the Shares, the rules and regulations of the SEC under the Securities Act and the Exchange Act and the Constitution, By-Laws and Rules of the Financial Industry Regulatory Authority (“FINRA”), specifically including, without limitation, FINRA Rules 2310, 2420, and 5141, each as amended from time to time.

(c) This Agreement has been duly authorized, executed and delivered by, and is the valid, legal and binding agreement of, MCUSA, enforceable against it in accordance with its terms.

(d) Neither the sale of the Shares, nor the fulfillment of the terms hereof, will conflict with, result in a breach of or constitute a default under, the terms of any indenture, or other material agreement or instrument to which MCUSA is or will be a party, or is or will be bound, or, any order or regulation applicable to MCUSA of any court, regulatory body, administrative agency or governmental body having jurisdiction over MCUSA or any its respective assets or operations.

(e) MCUSA is a member in good standing of FINRA. MCUSA is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). MCUSA is duly registered as a broker-dealer in the jurisdictions where it is required to be registered in order to carry out its obligations as contemplated by this Agreement and the Prospectus. MCUSA agrees to maintain all the foregoing registrations in good standing throughout the term of this Agreement.

(f) MCUSA shall transmit original subscription agreements and funds to the Manager’s designated agent no later than noon of the next business day after receipt in accordance with the instructions set forth in the form of subscription agreement which is attached as Appendix C to the Prospectus, unless such subscription agreement and funds are first forwarded to another of MCUSA’s offices for internal supervisory review (which shall take place within the aforementioned time period), in which event such other office shall complete its review and forward such subscription agreement and funds to the Manager’s designated agent no later than noon of the next business day after its receipt thereof; provided, however, that until the acceptance by the Manager of subscriptions resulting in a minimum of $1,200,000 in subscription funds (the “Minimum Offering”), all subscription checks shall be made payable to “Wells Fargo Bank, as Escrow Agent for Macquarie Equipment Leasing Fund Two, LLC,” and shall be transmitted with the original executed subscription agreements to the escrow agent in accordance with the deadlines set forth above; provided further, that until receipt and acceptance by the Manager of subscriptions from subscribers, including Pennsylvania residents, of $10,000,000 or more, all subscription checks for Pennsylvania residents shall be made payable to the foregoing escrow account and shall be transmitted with the original executed subscription agreements to the escrow agent in accordance with the deadlines set forth above. Each submission of subscription agreements and funds to the escrow agent shall be accompanied by a schedule listing (a) the name, address, tax identification number and such other information as the escrow agent may require and (b) the number of Shares purchased by each subscriber and the amount of subscription funds being deposited with the escrow agent for each subscriber. Notwithstanding the foregoing, any investor’s check not properly completed as described above shall be promptly returned to such investor not later than the next business day following MCUSA’s receipt of such check. MCUSA shall maintain a copy of all documents in their files disclosing the basis on which MCUSA made the suitability determination of an investment in the Fund by the subscribers to whom they sold Shares, including all completed subscription agreements and supporting documents in its records for the longer of the periods prescribed by either (i) Rule 17a-4 of the Exchange Act or (ii) applicable state securities laws. MCUSA shall maintain records on the information used to determine that the investment in the Shares is suitable and appropriate for each subscriber, and MCUSA shall maintain these records for at least six years after the sale of the Shares (or six years after the Offering Termination Date, as such term is defined in the Fund’s Limited Liability Company Operating Agreement, included as Exhibit A to the Prospectus (the “LLC Agreement”) if the subscriber elects to participate in the DRP).

(g) MCUSA will, to the extent such persons are associated with the Offering, communicate to each of its sales agents, representatives and other persons associated with it the appropriate investor suitability standards for an investment in the Fund, and MCUSA will require each Selling Dealer to acknowledge compliance with the NASAA Guidelines and Statements of Policy as to Equipment Programs.

(h) MCUSA shall not, and shall require each Selling Dealer not to, offer or sell the Shares in any jurisdiction unless MCUSA has been advised in writing by the Manager or the Manager’s counsel that the offer or sale of the Shares has been qualified for sale in the jurisdiction or is exempt from the qualification requirements imposed by such jurisdiction.

(i) MCUSA shall make no sale of the Shares unless such sale is preceded or accompanied by the Prospectus (including any supplements or amendments thereto). In addition, unless otherwise advised by the Manager, MCUSA may provide each prospective subscriber with sales material which shall be clearly marked as being prepared and authorized by the Manager for use in connection with the offering of Shares to the general public by means of the Prospectus (the “Sales Material”). The Manager cannot accept a subscription until at least five business days after the subscriber receives a copy of the Prospectus (including any supplements or amendments thereto).

(j) In connection with any offer or sale of the Shares, MCUSA shall, and shall require any Selling Dealer to agree to:

(i) comply in all respects with the restrictions and procedures set forth in the Prospectus and the LLC Agreement;

(ii) not make any statement inconsistent with the statements in the Prospectus and any supplements or amendments to the Prospectus;

(iii) not make any untrue or misleading statements of material fact in connection with the offer or sale of the Shares; and

(iv) not provide any written information, statements or sales materials other than the Prospectus, the Sales Materials, and the supplements or amendments to the Prospectus unless approved in advance and in writing by the Manager.

(k) MCUSA agrees that as it solicits and sells the Shares:

(i) the subscribers will meet the suitability requirements set forth in the Prospectus and the subscription agreement, as may be updated from time to time; and

(ii) the subscribers will properly execute the subscription agreement, together with any additional forms provided in any supplement or otherwise provided to MCUSA by the Manager to be completed by subscribers.

(l) MCUSA agrees and covenants that:

(i) the representations and warranties made in this Agreement are and shall be true and correct at each applicable closing date on Share sales; and

(ii) MCUSA shall have fulfilled all its obligations under this Agreement at the applicable closing date.

(m) MCUSA has in place and will maintain suitable and adequate “know your customer” policies and procedures, will comply with all applicable laws and regulations regarding anti-money laundering activity and will provide documentation of the foregoing to the Manager on written request.

SECTION 3. Offer and Sale of Shares. Subject to the terms and conditions stated herein, MCUSA agrees to offer and sell the Shares on a “best efforts” basis. MCUSA is authorized to enlist Selling Dealers, acceptable to the Fund, to offer and sell the Shares. Each Selling Dealer shall be duly registered as a broker-dealer under the Exchange Act and in the jurisdictions where it is required to be registered in order to offer and sell the Shares, shall be a member in good standing of FINRA, and shall enter into a selling dealer agreement, in substantially the form attached hereto as Schedule 1 (the “Selling Dealer Agreement”). The Manager may, with notice to MCUSA, change the terms and conditions of the subscriptions at any time (but such change may not adversely affect the rights of subscribers who may have submitted their subscriptions before such change) and to suspend or discontinue the sale of the Shares at any time and without notice.

SECTION 4. Compensation.

(a) Dealer Manager Fees. Fees in the amount of $0.30 per Share sold (“Dealer Manager Fees”) shall be paid by the Fund to MCUSA; provided, however, that such Dealer Manager Fees shall not be payable with respect to any Shares sold pursuant to the distribution reinvestment plan. MCUSA, in its discretion, may reallow any portion of the Dealer Manager Fee to Selling Dealers.

(b) Selling Commissions. Subject to the volume discounts described below, commissions in the amount of $0.70 per Share sold (“Selling Commissions”) shall be paid by the Fund to MCUSA with respect to the Shares sold by MCUSA and the Selling Dealers; provided, however, that no Selling Commissions shall be payable by the Fund with respect to Shares sold (i) if Selling Dealer waives the Selling Commission; (ii) to Manager or its affiliates; (iii) to broker-dealers participating in the Offering or any of their associated persons purchasing Shares for their own account or for their respective IRAs or Qualified Plans; (iv) to subscribers by registered investment advisors affiliated with a Selling Dealer who did not charge a commission in connection with an investment in the Shares; or (v) pursuant to the DRP. Furthermore, the Selling Commission payable by the Fund to MCUSA with respect to Shares sold shall be reduced to the extent the Selling Dealer reduces the Selling Commission. Selling Commissions must be paid in cash, if at all. Such Selling Commissions shall be re-allowed to Selling Dealers by MCUSA.

Notwithstanding the provisions of Section 4(b) above, and subject to the conditions set forth below, the Selling Dealer may reduce, in its sole discretion, the Selling Commissions to be paid by the Fund for Shares sold to subscribers making an initial cash investment of more than $250,000 through the same Selling Dealer (but excluding any Shares purchased pursuant to the DRP) as follows:

Total Investment for a Single Subscriber	Purchase Price Per Share	Selling Commission Per Share
$250,001 - $500,000	9.90	0.60
$500,001 - $750,000	9.75	0.45
$750,001 - $1,000,000	9.65	0.35
More than $1,000,000	9.55	0.25

Any reduction in the amount of the Selling Commissions in respect of volume discounts received will be credited to the subscriber in the form of additional Shares, with fractional shares being issued if necessary. Selling Commissions will not be paid on any Shares issued in respect of a volume discount. For example, a subscriber purchasing $600,000 of Shares will receive 61,538.462 Shares at a purchase price per Share of $9.75.

In the event the Selling Dealer has elected to reduce the Selling Commissions in respect of volume discounts and to the extent reasonably practicable, the Selling Dealer shall combine purchases for the purpose of qualifying a subscriber for, and crediting a subscriber or subscribers with, additional Shares, provided that all combined purchases are made through the same Selling Dealer and approved by the Fund. For these purposes, the Fund will combine subscriptions made in the Offering with other subscriptions in the Offering by the same subscriber for the purpose of computing amounts invested. In addition, for purposes of the volume discount provided by a Selling Dealer, if any, the term “subscriber” shall include:

(i) an individual, his and her spouse and their children under the age of 21 who purchase the Shares for his, her or their own accounts;

(ii) a corporation, partnership, association, joint stock company, trust fund or any organized group of persons whether incorporated or not;

(iii) an employee’s trust, pension, profit sharing or other employee benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended; and

(iv) all commingled trust funds maintained by a given bank.

(c) Due Diligence Expenses. Fees and expenses actually incurred for bona fide accountable due diligence efforts expended in connection with the Offering (“Due Diligence Expenses”) shall be reimbursed by the Fund to MCUSA up to a maximum amount of 0.5% of the gross proceeds of the offering. Such Due Diligence Expenses shall be reimbursed by the Fund and re-allowed to the Selling Dealers only to the extent that such expenses are included in a detailed and itemized invoice delivered to MCUSA. Reimbursable Due Diligence Expenses may include actual costs incurred by Selling Dealers to review the business, financial statements, transactions, and investments of the Manager to determine the accuracy and completeness of information provided in the Prospectus, the suitability of the investment for their clients and the integrity and management expertise of the Manager and its personnel. Costs may include telephone, postage and similar communication costs incurred in communicating with the Manager’s personnel and the Manager’s outside accountants and counsel in this pursuit; travel and lodging costs incurred in visiting the Manager’s offices, reviewing the Manager’s books and records and interviewing key personnel of the manager; the cost of outside counsel, accountants and other due diligence investigation specialists engaged by MCUSA; and the internal costs of time and materials expended by MCUSA personnel in this due diligence effort.

(d) Payment Terms.

(i) The Fund shall pay any Dealer Manager Fees or Selling Commissions that may be due in cash, by wire transfer, check or such other method as the Fund and MCUSA may agree, no later than the 15th day of the calendar month following the month in which the subscriber is admitted as a member of the Fund. In the event the Fund pays any fees or commissions to MCUSA or any Selling Dealer for which a subscription is rescinded as permitted by its terms, the Fund may reduce the next payment of fees or commissions or other compensation payable under this Agreement in an amount equal to the fees or commissions associated with the rescinded subscription. MCUSA shall re-allow to Selling Dealers such Selling Commissions for Shares sold by the Selling Dealers, subject to the terms and conditions contained above and in this Section 4(d).

(ii) Compensation payable under this Agreement to MCUSA and the Selling Dealers, which does not include bona fide, detailed and itemized Due Diligence Expenses, will not exceed 10.0% of the gross offering proceeds of the Shares.

(iii) Payment of the Dealer Manager Fee and Selling Commissions shall not occur until such time as the Fund receives and the Manager accepts the Minimum Offering, except with respect to payment of the Dealer Manager Fee and Selling Commissions for subscriptions from Pennsylvania investors, in which case payment of the Dealer Manager Fee and Selling Commissions shall not occur until such time as the Fund has received and accepted subscriptions from subscribers, including Pennsylvania residents, for $10,000,000 or more.

(iv) After receipt of the Minimum Offering, payment of the Dealer Manager Fee and Selling Commissions shall not occur until such time as the Fund receives and the Manager accepts the subscriptions for Shares that MCUSA or the Selling Dealer sold; provided, however, that with respect to subscriptions from Pennsylvania residents, after the Fund has received and accepted subscriptions from subscribers, including Pennsylvania residents, for $10,000,000 or more, payment of the Dealer Manager Fee and Selling Commissions shall not occur until such time as the Fund receives and the Manager accepts the subscriptions for Shares that MCUSA or the Selling Dealer sold.

(v) If the Fund does not receive the Minimum Offering, nothing shall be payable to MCUSA or Selling Dealers and all funds advanced by subscribers shall be returned to them with interest earned, if any; provided, however, that with respect to subscriptions from Pennsylvania residents, if the Fund does not receive and accept subscriptions from subscribers, including Pennsylvania residents, for

$10,000,000 or more, nothing shall be payable to MCUSA or Selling Dealers with respect to such subscriptions from Pennsylvania investors and all funds advanced by Pennsylvania residents shall be returned to them with interest earned.

(vi) The Manager has the right to reject any subscription at any time for any reason without liability to anyone, including MCUSA, Selling Dealers and the subscriber.

(vii) No subscriber shall be admitted to the Fund until such time that at least five (5) business days have lapsed since the subscriber received the Prospectus. In making such a determination, Manager shall be entitled to rely on representations made by subscribers, MCUSA, and Selling Dealers regarding the timing and receipt of the Prospectus.

(viii) Subscriptions for Shares received after the closing date of the Minimum Offering shall promptly be accepted or rejected by the Manager after their receipt by the Fund (but in any event not later than 30 days thereafter); provided, however, that subscriptions for Shares received from Pennsylvania residents after such time that the Manager has received and accepted subscriptions by subscribers, including Pennsylvania residents, for $10,000,000 or more, shall promptly be accepted or rejected by the Manager (but in any event not later than 30 days after receipt of such subscriptions).

(e) Within 7 days after receipt by MCUSA from the Manager of Selling Commissions and Due Diligence Expenses, MCUSA shall re-allow such payments to the Selling Dealer.

SECTION 5. Covenants of the Fund and the Manager. The Fund and the Manager covenant and agree with MCUSA as follows:

(a) If any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order that the Prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or if it shall be necessary at any such time to amend the Prospectus in order to comply with the requirements of the SEC, the Fund will forthwith prepare any such amendment or supplement to the Prospectus (and will file the same with the SEC) so that, as so amended or supplemented, the Prospectus, as the case may be, will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the Prospectus will comply with such requirements.

(b) The Fund will notify MCUSA immediately, and confirm the notice in writing, of the institution or threatened institution by the SEC or any state securities regulatory authority of any proceedings in respect of the Prospectus or the offering of the Shares (including, without limitation, any suspension of the qualification of the Shares for offering or sale in any jurisdiction). The Fund and the Manager will use their reasonable efforts to prevent the issuance of any order preventing or interfering with the offering of the Shares or the use of the Prospectus and, if any such order is issued, to obtain the lifting thereof at the earliest possible moment.

(c) The Fund (i) will inform MCUSA of its intention to make or file any amendment, supplement, or other document related to the Prospectus, (ii) will furnish MCUSA with copies of any such proposed amendment, supplement or other document and (iii) will not file or use or permit the filing or use of any such amendment, supplement or other document in a form to which MCUSA shall reasonably object.

(d) The Fund has furnished or will furnish to MCUSA, without charge, as many copies of any preliminary prospectus and the Prospectus and each amendment or supplement thereto and such other material as it may authorize as sales material under the applicable rules and regulations as MCUSA may reasonably request from time to time.

(e) The Fund will use its best efforts to qualify the Shares for offering and sale under the applicable securities laws of such states as MCUSA may designate and to maintain such qualifications in effect for a period of not less than one year from the date hereof; provided, however, that the Fund shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject. The Fund and the Manager will advise MCUSA promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Shares for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Fund and the Manager shall use their best efforts to obtain the withdrawal thereof at the earliest possible moment.

(f) The Fund will advise MCUSA and each Selling Dealer immediately, and confirm the advice in writing, (i) when the Registration Statement shall have become effective with the SEC, (ii) when any post-effective amendment to the Registration Statement shall have become effective, and (iii) of any request of the SEC for amendment or supplementation of the Registration Statement or Prospectus or for additional information.

(g) The Fund and the Manager will pay and bear all costs and expenses in connection with the preparation, printing and filing of the Registration Statement, preliminary and amended preliminary prospectus and the Prospectus and amendments or supplements thereto, including fees of legal counsel for the Fund, the qualifying of the Shares under the laws of certain jurisdictions as aforesaid, including filing fees, the filing of this Agreement and all related documents with FINRA, including filing fees, and fees and disbursements of counsel in connection therewith, and the cost of furnishing to MCUSA and the Selling Dealers copies of the Registration Statement, preliminary and amended preliminary prospectus and the Prospectus as herein provided

SECTION 6. Conditions to MCUSA’s Obligations. Within a period of ten (10) days after the effective date of the Registration Statement (the “Effective Date”), there shall be furnished to MCUSA the following:

(a) The favorable opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel for the Fund and the Manager, dated the Effective Date, in form and substance satisfactory to MCUSA’s legal counsel, to the effect that:

(i) Each of the Fund and the Manager is a duly organized and validly existing limited liability company and corporation, respectively, under the laws of the state of Delaware, and each has the full power and authority to conduct its business as such and has the authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under, or as contemplated under, this Agreement.

(ii) The Shares conform in all material respects as to legal matters to the descriptions thereof in the Prospectus.

(iii) The Shares have been duly authorized for issuance and sale.

(iv) This Agreement has been duly authorized, executed and delivered by the Fund and the Manager.

(v) The Registration Statement, the Prospectus and each amendment or supplement thereto (except for the financial statements and other financial or statistical data included therein or omitted therefrom as to which such counsel need express no opinion, and except to the extent that any statement therein is modified or superseded in the Prospectus), as of the dates they were filed with the SEC, complied as to form in all material respects to the requirements of the Securities Act and the Rules and Regulations.

(vi) Such counsel does not know of any statutes or regulations or legal or governmental proceedings required to be described in the Prospectus which are not described as required.

(vii) Such counsel has participated in the preparation of the Prospectus, and no facts have come to the attention of such counsel to lead such counsel to believe that the Prospectus on the date of this Agreement, contained or contains an untrue statement of a material fact or omitted or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (except for any financial statements and other financial or statistical data included therein or omitted therefrom, as to which such counsel need not express any opinion).

(b) A certificate, dated the Effective Date, signed by the appropriate officers of the Manager, to the effect that: (i) the representations and warranties of the Fund and the Manager contained in this Agreement are true and correct; (ii) the Manager and the Fund have complied with their covenants and agreements contained in this Agreement, and (iii) the signers of said certificate have carefully examined the Registration Statement and the Prospectus, and in their opinion (A) neither the Registration Statement nor the Prospectus nor any amendment or supplement thereto contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) there are no material legal or governmental proceedings to which the Fund or Manager are a party or of which the business or assets of the Fund or Manager are the subject which are not disclosed in the Registration Statement and the Prospectus.

SECTION 7. Indemnification.

(a) The Manager agrees to indemnify and hold harmless MCUSA and each Selling Dealer and each person, if any, who controls MCUSA and any Selling Dealer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

(i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body (including any state securities administrator), commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Fund; and

(iii) against any and all expense whatsoever (including fees and disbursements of counsel chosen by MCUSA) reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above; provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Fund by MCUSA or any Selling Dealer expressly for use in the Registration Statement, any preliminary prospectus or the Prospectus (or any amendment or supplement thereto); provided, further, however, that the indemnity contained in this Section 7(a) shall not inure to the benefit of MCUSA or any Selling Dealer in connection with any preliminary prospectus to the extent that any such loss, claim, damage or liability of MCUSA or any Selling Dealer results solely from the fact that MCUSA or any Selling Dealer sold Shares to a person to whom it is established that there was not sent or given a copy of a corrected preliminary prospectus, if the Fund or Manager has previously furnished to MCUSA or any Selling Dealer the copies of such corrected preliminary prospectus theretofore requested by MCUSA or any Selling Dealer and MCUSA or any Selling Dealer had sufficient time to distribute such corrected preliminary prospectus, and the loss, claim, damage or liability of MCUSA or any Selling Dealer results from an untrue statement or omission of a material fact contained in a preliminary prospectus that was corrected in such corrected preliminary prospectus. The Manager hereby acknowledges that the only information that MCUSA and the Selling Dealers have furnished to the Manager and the Fund expressly for use in the Registration Statement, any preliminary prospectus and the Prospectus are the statements set forth under the caption “Distribution of Shares” in the “Fiduciary Duties and Conflicts of Interest” section of the Prospectus and statements in the first paragraph under “General,” and the second paragraphs under the headings “The Dealer Manager Fee” and “Selling Commissions” in the “Plan of Distribution” section of the Prospectus.

(b) MCUSA agrees, and will cause each Selling Dealer to agree, severally and not jointly, to indemnify and hold harmless the Fund, the Manager, their directors, officers and each person, if any, who controls the Fund or the Manager within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all loss, liability, claim, damage and expense described in the indemnity contained in Section 7(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement, any preliminary prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Fund by MCUSA or any Selling Dealer expressly for use in the Registration Statement, any preliminary prospectus or the Prospectus (or any amendment or supplement thereto).

(c) Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by MCUSA, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Manager. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 7 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d) If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

SECTION 8. Contribution.

(a) If the indemnification provided for in Section 7 is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Fund and the Manager, on the one hand, and MCUSA or any Selling Dealer, on the other hand, from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Fund and the Manager, on the one hand, and MCUSA or any Selling Dealer, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Fund and the Manager, on the one hand, and MCUSA or any Selling Dealer, on the other hand, in connection with the offering of the Shares shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Shares (before deducting expenses) received by the Fund, and the total fees and commissions received by MCUSA or any Selling Dealer, in each case as set forth in the Prospectus bear to the aggregate initial public offering price of the Shares. The relative fault of the Fund and the Manager, on the one hand, and MCUSA or any Selling Dealer, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Fund and the Manager, on the one hand, or MCUSA or any Selling Dealer, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(b) The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 7(c) with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this

Section 8; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 7(c) for purposes of indemnification.

(c) The Fund, the Manager and MCUSA agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation (even if MCUSA and the Selling Dealers were treated as one entity for such purpose) which does not take account of the equitable considerations referred to in this Section 8. Notwithstanding the provisions of this Section 8, neither MCUSA, nor any Selling Dealer, shall be required to contribute any amount in excess of the fees and commissions received by MCUSA or any Selling Dealer in connection with the aggregate Shares sold. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

SECTION 9. Termination. This Agreement shall commence as of the date first above written and shall expire upon completion of the Offering or upon terminating of the Offering by the Manager. The Fund, the Manager or MCUSA may terminate this Agreement at any time and for any reason by giving the other party written notice at least 30 days prior to the effective date of termination. All representations, warranties and rights to indemnification hereunder shall survive such termination and remain in full force and effect.

SECTION 10. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.

SECTION 11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to MCUSA shall be directed to Macquarie Capital (USA) Inc. at its address at 225 Franklin Street, 17th Floor, Suite 1700, Boston, MA 02110, facsimile: (617) 457-0648; and notices to the Manager or the Fund shall be directed to it at Macquarie Asset Management Inc., 225 Franklin Street, 17th Floor, Suite 1700, Boston, MA 02110, facsimile: (617) 457-0648.

SECTION 12. No Advisory or Fiduciary Relationship. Each of the Fund and the Manager acknowledges and agrees that (a) in connection with the Offering and the process leading to such transaction each of MCUSA and the Selling Dealers is and has been acting solely as an independent contractor and is not the agent or fiduciary of the Fund or the Manager, or their stockholders, creditors, employees or any other party, (b) neither MCUSA nor any Selling Dealer has assumed or will assume an advisory or fiduciary responsibility in favor of the Fund or the Manager with respect to the Offering or the process leading thereto, and neither MCUSA nor any Selling Dealer has any obligation to the Fund or the Manager with respect to the Offering except the obligations expressly set forth in this Agreement, (c) MCUSA and the Selling Dealers may be engaged in a broad range of transactions that involve interests that differ from those of the Fund or the Manager, and (d) neither MCUSA nor any Selling Dealer has provided any legal, accounting, regulatory or tax advice with respect to the Offering and the Fund and the Manager has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

SECTION 13. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

SECTION 14. Benefit. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

If the foregoing is in accordance with your understanding, please sign and return to the Manager a counterpart hereof, whereupon this Agreement, along with all counterparts, will become a binding agreement between MCUSA, the Fund and the Manager in accordance with its terms.

Sincerely,

MACQUARIE EQUIPMENT LEASING FUND TWO, LLC

By: Macquarie Asset Management Inc.

By:

Title:

MACQUARIE ASSET MANAGEMENT INC.

By:

Name:

Title

The foregoing Dealer Manager Agreement is CONFIRMED AND ACCEPTED as of the date first above written:

MACQUARIE CAPITAL (U.S.A.) INC.

By:

Name:

Title: